Exhibit 10.2

Execution Version

SPONSOR SUPPORT AGREEMENT

This SPONSOR SUPPORT AGREEMENT (this “Agreement”), dated as of May 8, 2021, is made by and among Star Peak Corp II, a Delaware corporation (“STPC”), Benson Hill, Inc., a Delaware corporation (the “Company”), Star Peak Sponsor II LLC, a Delaware limited liability company (“Sponsor”), and the undersigned holders of STPC Class B Shares (the holders thereof, including Sponsor, collectively, the “Class B Holders”). STPC, the Company and the Class B Holders shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, STPC, the Company and STPC II Merger Sub Corp., a Delaware corporation, entered into that certain Merger Agreement, dated as of the date hereof (as may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”);

WHEREAS, the Class B Holders are the record and beneficial owners of all of the issued and outstanding STPC Class B Shares;

WHEREAS, pursuant to the Charter (as defined below), all of the STPC Class B Shares will be converted into STPC Common Shares at the time of consummation of the Merger (the “Conversion”); and

WHEREAS, the Merger Agreement contemplates that the Parties will enter into this Agreement concurrently with the execution and delivery of the Merger Agreement by the parties thereto, pursuant to which, among other things, (a) each Class B Holder will vote (or execute and return an action by written consent), or cause to be voted, all Subject STPC Equity Securities (as defined below) in favor of approval of the Merger Agreement, the Merger, the issuance of the STPC Common Shares as consideration in the Merger pursuant to Section 2.2(a) of the Merger Agreement and the other transactions contemplated by the Merger Agreement (the “Proposals”), (b) Sponsor will agree that following the Conversion, a certain amount of its STPC Common Shares will be subject to substantially the same terms and restrictions as apply to Earn Out Shares and (c) each Class B Holder will agree to waive any adjustment to the conversion ratio set forth in the Governing Documents of STPC or any other anti-dilution or similar protection with respect to all of the STPC Class B Shares related to the transactions contemplated by the Merger Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1.                   Agreement to Vote. Each Class B Holder hereby irrevocably and unconditionally agrees (a) to vote at any meeting of the shareholders of STPC, and in any action by written resolution of the shareholders of STPC, all of such Class B Holder’s STPC Class B Shares (together with any other equity securities of STPC that such Class B Holder holds of record or beneficially, as of the date of this Agreement, or acquires record or beneficial ownership after the date hereof, collectively, the “Subject STPC Equity Securities”) (i) in favor of the Proposals and (ii) against, and withhold consent with respect to, any Alternative Business Combination Proposal (as defined below) and any other matter, action or proposal that would reasonably be expected to or result in (x) a breach of any of the STPC’s or Merger Sub’s covenants, agreements or obligations under the Merger Agreement or (y) any of the conditions to the Closing set forth in Sections 6.1 or 6.3 of the Merger Agreement not being satisfied, (b) if a meeting is held in respect of the matters set forth in clause (a), to appear at the meeting, in person or by proxy, or otherwise cause all of such Class B Holder’s Subject STPC Equity Securities to be counted as present thereat for purposes of establishing a quorum and (c) not to redeem, elect to redeem or tender or submit any of its Subject STPC Equity Securities for redemption in connection with such stockholder approval, the Merger or any other transactions contemplated by the Merger Agreement. Prior to any valid termination of the Merger Agreement, each Class B Holder shall take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary under applicable Laws to consummate the Merger and the other transactions contemplated by the Merger Agreement and on the terms and subject to the conditions set forth therein. The obligations of each Class B Holder specified in this Section 1 shall apply whether or not the Merger, any of the transactions contemplated by the Merger Agreement or any action described above is recommend by STPC’s board of directors.

2.	Waiver of Anti-dilution Protection.

(a)                The Class B Holders hereby irrevocably and unconditionally relinquish and waive (the “Waiver”) the right of holders of STPC Class B Shares under Section 4.3(b)(ii) of the STPC’s Amended and Restated Certificate of Incorporation (the “Charter”) to receive STPC Class A Shares in excess of the number issuable at the Initial Conversion Ratio (as defined in the Charter) (the “Excess Shares”) upon conversion of the STPC Class B Shares in connection with the Merger as a result of any adjustment caused by issuances made in respect the PIPE Financing.

(b)                Each Class B Holder acknowledges and agrees that if such Class B Holder receives any Excess Shares as a result of any adjustment caused by the issuance in respect of the PIPE Financing, such issuance of Excess Shares shall be void, ab initio and such Excess Shares shall automatically be deemed to be surrendered for no consideration to STPC for cancellation. Each Class B Holder agrees to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the immediately preceding sentence, including promptly surrendering such shares to STPC for cancellation for no consideration (and any evidence of issuance thereof, whether book-entry or certificates).

3.	Sponsor Earn Out.

(a)                At the Effective Time, following the Conversion, Sponsor agrees that 1,996,500 of its STPC Common Shares (collectively, the “Sponsor Earn Out Shares”) shall be subject to the vesting and forfeiture provisions provided for in this Section 3, such that:

(i)                 998,250 of the Sponsor Earn Out Shares will vest upon the occurrence of Triggering Event I (the “$14 Sponsor Earn Out Shares”); and

(ii)              998,250 of the Sponsor Earn Out Shares will vest upon the occurrence of Triggering Event II (the “$16 Sponsor Earn Out Shares”).

For illustrative purposes, if, prior to the expiration of the Earn Out Period:

(i)                 the Closing Price of the STPC Common Shares is greater than or equal to $14.00 over any twenty (20) Trading Days within any thirty- (30-) consecutive Trading Day period, all of the $14 Sponsor Earn Out Shares shall vest upon such Triggering Event as determined in accordance with Section 3(d); and

(ii)              the Closing Price of the STPC Common Shares is greater than or equal to $16.00 over any twenty (20) Trading Days within any thirty- (30-) consecutive Trading Day period, all of the $16 Sponsor Earn Out Shares shall vest upon such Triggering Event as determined in accordance with Section 3(d) and, if not already vested, all of the $14 Sponsor Earn Out Shares shall also vest.

(b)                Subject to the limitations contemplated herein, Sponsor shall have all of the rights of a stockholder with respect to the Sponsor Earn Out Shares, including the right to receive dividends and to vote such shares; provided that the unvested Sponsor Earn Out Shares shall not entitle Sponsor to consideration in connection with any sale or other transaction (other than, for the avoidance of doubt, as part of a Company Sale) and may not be offered, sold, transferred, redeemed, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) by Sponsor or be subject to execution, attachment or similar process without the consent of STPC, and shall bear a customary legend with respect to such transfer restrictions. Any attempt to sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of such unvested Sponsor Earn Out Shares shall be null and void. Notwithstanding the foregoing, the Sponsor Earn Out Shares may be transferred in accordance with Section 5(c) of the Sponsor Letter Agreement (as defined below) as such provision applies to Founder Shares (as defined in the Sponsor Letter Agreement), provided that the applicable permitted transferee and the transferred Sponsor Earn Out Shares shall otherwise be subject to the terms and conditions set forth in this Section 3.

(c)                If the applicable Triggering Event has not occurred prior to the expiration of the Earn Out Period, then all Sponsor Earn Out Shares which would vest in connection with such Triggering Event shall be automatically forfeited and deemed transferred to STPC and shall be cancelled by STPC and cease to exist. For the avoidance of doubt, prior to such forfeiture, all Sponsor Earn Out Shares shall be entitled to any dividends or distributions made to the holders of STPC Common Shares and shall be entitled to the voting rights generally granted to holders of STPC Common Shares.

(d)                In the event of occurrence of any Triggering Event set forth in Section 3(a), as soon as practicable (but in any event within three (3) Business Days), STPC will deliver to Sponsor a written statement (each, a “Sponsor Stock Price Earn Out Statement”) that sets forth (i) the Closing Price over the applicable thirty- (30-) consecutive Trading Day period and (ii) the calculation of the Sponsor Earn Out Shares in connection therewith, including any adjustments made pursuant to a stock split, stock dividend, reorganizations, recapitalizations and the like. Sponsor may deliver written notice to STPC on or prior to the fifteenth (15th) day after receipt of a Sponsor Stock Price Earn Out Statement, either (x) accepting the Sponsor Stock Price Earn Out Statement or (y) specifying in reasonable detail any items that it wishes to dispute and the basis therefor. If Sponsor fails to deliver such written notice in such fifteen (15) day period, then Sponsor will be deemed to have waived its right to contest such Sponsor Stock Price Earn Out Statement and the calculations set forth therein, and such Sponsor Stock Price Earn Out Statement and calculations set forth therein shall be deemed final and binding. If Sponsor provides STPC with written notice of any objections to the Sponsor Stock Price Earn Out Statement in such fifteen (15) day period, then Sponsor and STPC will, for a period of fifteen (15) days following the date of delivery of such notice, attempt to resolve their differences and any written resolution by them as to any disputed amount will be final and binding for all purposes under this Agreement. If at the conclusion of such fifteen (15) day period Sponsor and STPC have not reached an agreement on any objections with respect to the Sponsor Stock Price Earn Out Statement, then upon the written request of either STPC or Sponsor, the dispute shall be referred to an independent accountant of national standing as shall be mutually agreed upon in good faith by STPC and Sponsor for final resolution of the dispute as promptly as practicable. Upon final determination of the items set forth in the Sponsor Stock Price Earn Out Statement as contemplated by this Section 3(d), the applicable Sponsor Earn Out Shares shall be deemed to have vested upon such applicable Triggering Event in accordance with such Sponsor Stock Price Earn Out Statement. In the event STPC fails to deliver the Sponsor Stock Price Earn Out Statement within the three (3) Business Day period described above, Sponsor shall be entitled to deliver the Sponsor Stock Price Earn Out Statement, and any disputes and the resolution process set forth in this Section 3(d) shall, in such circumstances, apply mutatis mutandis. Notwithstanding anything to the contrary, to the extent the applicable Sponsor Earn Out Shares have not already vested, (i) the $14 Sponsor Earn Out Shares shall vest immediately upon vesting of the $14 Earn Out Shares and (ii) the $16 Sponsor Earn Out Shares shall vest immediately upon vesting of the $16 Earn Out Shares.

(e)                In the event that there is a Company Sale after the Closing and prior to the expiration of the Earn Out Period, if the sale price per share or implied sale price per share based on the company sale price at the closing of the Company Sale is at least $14 (with respect to Triggering Event I and the $14 Sponsor Earn Out Shares) or $16 (with respect to Triggering Event II and the $16 Sponsor Earn Out Shares), in each case, taking into account the number of Sponsor Earn Out Shares that would be vested as if the STPC Common Shares had been trading at a Closing Price equal to such sale price per share or implied sale price per share in connection with such Company Sale, as applicable, for the requisite period set forth in Section 3(a) necessary to satisfy the applicable Triggering Event, then (i) immediately prior to the consummation of the Company Sale, Triggering Event I or Triggering Event II (as applicable) that has not previously occurred shall be and the related vesting conditions in Section 3(d) also shall be deemed to have occurred, (ii) such Sponsor Earn Out Shares shall immediately vest and (iii) Sponsor (or any other holders of such Sponsor Earn Out Shares) shall be eligible to participate in such Company Sale.

(f)                 The Parties intend that the Conversion will be treated as a tax-free recapitalization under Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended (the “Code”), and Sponsor intends to make a protective election under Section 83(b) of the Code with respect to the receipt of the portion of the STPC Common Stock subject to vesting under this Section 3.

4.           Working Capital. Prior to the Closing, Sponsor hereby agrees to continue to fund (whether by Working Capital Loans or otherwise) the working capital expenses of STPC arising in the ordinary course of its business.5.Representations and Warranties.

(a)                Sponsor represents and warrants to the Company as follows: (i) it is duly organized, validly existing and in good standing under the laws of Delaware, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within Sponsor’s limited liability company powers and have been duly authorized by all necessary actions on the part of Sponsor; (ii) the execution and delivery of this Agreement by Sponsor does not, and the performance by Sponsor of its obligations hereunder will not, (A) conflict with or result in a violation of the Governing Documents of Sponsor, or (B) require any consent or approval that has not been given or other action that has not been taken by any third party (including under any Contract binding upon Sponsor or Sponsor’s Subject STPC Equity Securities), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by Sponsor of its obligations under this Agreement; and (iii) there are no Proceedings pending against Sponsor or, to the knowledge of Sponsor, threatened against Sponsor, before (or, in the case of threatened Proceedings, that would be before) any arbitrator or any Governmental Entity, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by Sponsor of its obligations under this Agreement.

(b)                Each Class B Holder represents and warrants to the Company as follows: (i) this Agreement has been duly executed and delivered by such Class B Holder and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of such Class B Holder, enforceable against such Class B Holder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies); (ii) such Class B Holder has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such Class B Holder’s obligations hereunder; and (iii) such Class B Holder is the record and beneficial owner of all of its Subject STPC Equity Securities, and there exist no Liens or any other limitation or restriction (including, without limitation, any restriction on the right to vote, sell or otherwise dispose of such securities), other than pursuant to (A) this Agreement, (B) STPC’s Governing Documents, (C) the Merger Agreement, (D) that certain Letter Agreement (re: Initial Public Offering), dated as of January 8, 2021 (the “Sponsor Letter Agreement”), by and among STPC, the Class B Holders and certain other parties thereto or (E) any applicable Securities Laws.

6.          Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the earlier of (a) the Effective Time and (b) the termination of the Merger Agreement in accordance with its terms. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the termination of this Agreement shall not affect any liability on the part of any Party for a Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination, (ii) Sections 2, 3 and 12 (solely to the extent related to the foregoing Sections 2 and 3) shall each survive the termination of this Agreement solely to the extent such termination is pursuant to the foregoing clause (a) of this Section 6, and (iii) Sections 8, 9 and 12 (solely to the extent related to the following Sections 8 and 9) shall survive any termination of this Agreement. For purposes of this Section 6, “Willful Breach” means a material breach that is a consequence of an act undertaken or a failure to act by the breaching Party with the knowledge that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement.

7.           Certain Covenants of the Sponsor. The Sponsor hereby covenants and agrees as follows:

(a)                No Solicitation. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Sponsor shall not, and shall cause its Representatives not to on behalf of the Sponsor, directly or indirectly: (i) accept, initiate, respond to, knowingly encourage, solicit, negotiate, provide information with respect to or discuss other offers with respect to any merger, capital stock exchange, asset acquisition, stock purchase, reorganization, recapitalization or similar business combination with any Person other than the Company and its Representatives (each, an “Alternative Business Combination Proposal”), (ii) issue or execute any Contract, indication of interest, memorandum of understanding, letter of intent, or any other similar agreement with respect to an Alternative Business Combination Proposal, (iii) commence, continue or otherwise participate in any discussions or negotiations regarding, or cooperate in any way in connection with an Alternative Business Combination Proposal, or (iv) commence, continue or renew any due diligence investigation regarding an Alternative Business Combination Proposal. STPC agrees to (A) notify the Company promptly upon receipt (and in any event within forty-eight (48) hours after receipt) of any Alternative Business Combination Proposal that it receives and to describe the terms and conditions of any such Alternative Business Combination Proposal in reasonable detail (including the identity of the Persons making such Alternative Business Combination Proposal), (B) keep the Company reasonably informed on a reasonably current basis of any modifications to such offer or information and (C) not (and to cause its Representatives not to) conduct any further discussions with, provide any information to, or enter into negotiations with such Persons. STPC shall immediately cease and cause to be terminated any discussions or negotiations with any Persons (other than the Company and its Representatives) that may be ongoing with respect to an Alternative Business Combination Proposal as of the date hereof and terminate any such Person’s and such Person’s Representative’s access to any electronic data room. Notwithstanding anything to the contrary, the foregoing shall not restrict Sponsor and/or Sponsor’s Affiliates in any way with respect to the pursuit of any transaction by such Affiliates not related to STPC.

(b)                Lock-Up. The Class B Holders agree that they will not amend or waive any provision in Section 5 of the Sponsor Letter Agreement without the prior written consent of the Company. Notwithstanding any language in Section 5(a) of the Sponsor Letter Agreement (but, for the avoidance of doubt, subject to Section 5(c) of the Sponsor Letter Agreement), the Class B Holders hereby agree that the Founder Shares Lock-Up (as defined in the Sponsor Letter Agreement) shall not expire prior to the earlier of (i) the date that is six (6) months following the Closing and (ii) following the Closing, the date on which STPC completes a Company Sale.

(c)                STPC Copy. The Sponsor hereby authorizes STPC to maintain a copy of this Agreement at either the executive office or the registered office of STPC.

8.                   No Recourse. Except for claims pursuant to the Merger Agreement or any other Ancillary Document by any party(ies) thereto against any other party(ies) thereto, each Party agrees that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever (whether in tort, contract or otherwise) arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any Affiliate of the Company or any Affiliate of STPC (other than the Class B Holders, on the terms and subject to the conditions set forth herein), and (b) none of the Affiliates of the Company or the Affiliates of STPC (other than the Class B Holders, on the terms and subject to the conditions set forth herein) shall have any liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished in connection with this Agreement, the negotiation hereof or the transactions contemplated hereby.

9.                   No Third Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.

10.               Further Assurances. From time to time, at the Company’s request and without further consideration, the Sponsor shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or reasonably requested to effect the actions and consummate the transactions contemplated by this Agreement.

11.               No Legal Action. Sponsor shall not, and shall cause its Affiliates not to and shall direct its Representatives not to, bring, commence, institute, maintain, voluntarily aid or prosecute any claim, appeal or proceeding which (a) challenges the validity of or seeks to enjoin the operation of any provision of this Agreement, or (b) alleges that the execution and delivery of this Agreement by Sponsor breaches any duty that Sponsor has (or may be alleged to have) to the Company or to the other holders of Subject STPC Equity Securities; provided, that the foregoing shall not limit or restrict in any manner the rights of Sponsor to enforce the terms of this Agreement.

12.               Incorporation by Reference. Sections 8.1 (Survival), 8.2 (Entire Agreement; Assignment), 8.5 (Governing Law), 8.7 (Construction; Interpretation), 8.10 (Severability), 8.11 (Counterparts; Electronic Signatures), 8.15 (Waiver of Jury Trial) and 8.16 (Jurisdiction) of the Merger Agreement are incorporated herein by reference and shall apply to this Agreement mutatis mutandis.

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

STAR PEAK CORP II

By:	/s/ Eric Scheyer
Name:	Eric Scheyer
Title:	Chief Executive Officer

STAR PEAK SPONSOR II LLC

By: MTP Energy Management LLC, its Sole Member

By: Magnetar Financial LLC, its Sole Member

By:	/s/ Eric Scheyer
Name:	Eric Scheyer
Title:	Authorized Signatory

Signature Page to Sponsor Support Agreement

BENSON HILL, INC.

By:	/s/ Matthew Crisp
Name:	Matthew Crisp
Title:	Chief Executive Officer

Signature Page to Sponsor Support Agreement

OTHER CLASS B HOLDERS:

/s/ C. Park Sharper
C. Park Sharper

/s/ Desirée Rodgers
Desirée Rodgers

Signature Page to Sponsor Support Agreement